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                                                                  Exhibit (10.7)

                               BADGER METER, INC.

                SUPPLEMENTAL NON-QUALIFIED UNFUNDED PENSION PLAN



Internal Revenue regulations limit the amount of compensation that may be considered in benefit calculations for pension payments to be made from qualified pension plans.

In order to provide the company's normal pension to individuals whose salary and bonus exceeds the IRS limitations the company has approved a Supplemental Non-Qualified Pension Plan ("The Plan"). The Plan will supplement the pension benefits provided by the qualified plan and will calculate an individual pension as if there were no IRS salary limitations. Payments will be made partially from the funded qualified plan with the balance from general corporate assets.

The computation of the total benefit will follow the following computation.

Average annual compensation covered by the Qualified Pension Plan and the Supplemental Non-Qualified Plan is a participant's salary and bonus, whether or not such compensation has been deferred at the participant's election. Under the Pension Plan, the monthly pension at normal retirement (age 65) for all participants is equal to the sum of nine-tenths percent (0.9%) of the participant's average monthly compensation (based on the highest 60 months of the last 120 months compensation) multiplied by the participant's years of service, not to exceed thirty; and six-tenths percent (0.6%) of the participant's average monthly compensation in excess of the taxable Social Security monthly wage base, multiplied by the participant's years of service, not to exceed thirty.